Exhibit 99.1

CONTACT: Thor Erickson – Investor Relations
+1 (678) 260-3110

Fred Roselli – Media Relations
+1 (678) 260-3421

FOR IMMEDIATE RELEASE

CCE PRESENTS AT BARCLAYS BACK-TO-SCHOOL INVESTOR CONFERENCE,
PROVIDES FULL-YEAR 2014 GUIDANCE

ATLANTA, September 3, 2014 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) will discuss its plans and outlook with investors today at the Barclays Back-to-School Consumer Conference in Boston at 2:15 p.m. ET. The public can access the presentation through our website, www.cokecce.com.
In the presentation, CCE will provide 2014 full-year guidance, including earnings per diluted share growth of approximately 10 percent. Both net sales and operating income growth are now expected at the lower end of their previously disclosed ranges of low and mid-single-digit growth. This guidance is comparable and currency neutral. Based on recent rates, currency translation would benefit full-year 2014 earnings per diluted share by just under 4 percent.
“Our focus remains on our primary objective – delivering shareowner value,” said Mr. Brock. “While growth in the current environment remains challenging, we are focused on delivering outstanding marketplace execution as we manage each of the levers of our business to drive cash flow and shareowner value.”
ABOUT CCE
    Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognized by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on twitter at @cokecce.
# # #
FORWARD-LOOKING STATEMENTS

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and other SEC filings.